EXHIBIT 99.4

ESCROW AGREEMENT

AMENDMENT #1

This Amendment #1 to Escrow Agreement (the “Amended Agreement”) is dated as of the 21st day of April 2017 by and between Allegro Beauty Products, Inc. (hereinafter the “Company”) located at 2101 29th Street, San Diego, California 92104 and Jessica Nguyen Law located at 2312 Park Avenue, Suite 158, Tustin, California 92782 (hereinafter the “Escrow Agent”).

RECITALS

WHEREAS, Escrow Agent warrants and represents that she has read and reviewed the Company’s Form S-1 registration statement and its amendments as filed simultaneously with this Amended Agreement(the “Registration Statement”) ; and

WHEREAS, based upon such review and in particular, but not limited to that portion of the Registration Statement under the caption “This Offering,” Escrow Agent agrees with the Company to abide by all terms and conditions set forth under the aforesaid heading “This Offering”. A copy of such section being annexed hereto as Exhibit “A”, and

WHEREAS, the Company is in full agreement with Escrow Agent.

NOW THEREFORE, the parties hereto agree to abide by each of the terms and conditions as set forth in the Company’s registration statement as same relates to the Company’s offering of securities and the maintenance of the Escrow Account and as follows:

AGREEMENT

1.

Liability of Escrow Agent. In performing any duties under this Amended Agreement, Escrow Agent shall not be liable to the Company or any investor in the Company’s shares (each, a “Party”) for consequential damages (including, without limitation lost profits), losses, or expenses, except for gross negligence or willful misconduct on the part of Escrow Agent. Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including but not limited to, any written statement or affidavit provided for in this Amended Agreement that Escrow Agent shall in good faith believe to be genuine, nor will Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Amended Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Amended Agreement.

2.

Controversies. If any controversy arises between the Parties to this Amended Agreement, or with any other Party, concerning the subject matter of this Amended Agreement, its terms or conditions, Escrow Agent will not be required to determine the legitimacy, validity or legality of said controversy or to take any action regarding it. Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Escrow Agent's sole discretion, Escrow Agent may require, despite what may be set forth elsewhere in this Amended Agreement. In such event, Escrow Agent will not be liable for damages. Furthermore, Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorneys’ fees incurred by Escrow Agent due to the interpleader action and which the Parties jointly and severally agree to pay. Upon initiating such action, Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Amended Agreement.

3.

Documents Presented to Escrow Agent; Request of Additional Documents. Escrow Agent may act in reliance upon any instrument or signature believed to be genuine and may assume that any person purporting to be a Party is in fact such person, provided that Escrow Agent may request such certificates, opinions or other documents evidencing such designations as it deems reasonably necessary. If Escrow Agent reasonably requires other or further instruments in connection with this Amended Agreement or obligations in respect hereto, the necessary Parties shall join in furnishing such instruments.

4.

Reliance on Counsel. Escrow Agent may act relative hereto upon advice of counsel in reference to any matter connected herewith and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

5.

Complete Duties of Escrow Agent. This Amended Agreement sets forth exclusively the duties of Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Amended Agreement against Escrow Agent.

6.

No Representations by Escrow Agent. Escrow Agent makes no representation as to the validity, value, genuineness, negotiability or collectability of any security or other document or instrument held by or delivered to it.

7.

Indemnification of Escrow Agent. Escrow Agent shall be under no obligation to institute or defend any action, suit or legal proceeding in connection herewith or to take any other action likely to involve it in expense unless first indemnified to its satisfaction. The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Amended Agreement, including but not limited to any litigation arising from this Amended Agreement or involving its subject matter.

8.

 Expenses of Escrow Agent. In the event that the conditions of this Amended Agreement are not promptly fulfilled, or if Escrow Agent renders any service not provided for in this Amended Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if Escrow Agent is made a Party to, or intervenes in, any litigation pertaining to this Amended Agreement or its subject matter, Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid. The Parties jointly and severally promise to pay these sums upon demand.

9.

Modification; Amendment; Law Governing. This Amended Agreement may be modified or amended; provided, however, that no modification, amendment or waiver of any provision of this Amended Agreement shall be effective unless the same shall be in writing signed by the Company and Escrow Agent. This Amended Agreement shall be construed under and governed by the laws of the State of California without reference to principles of conflicts of law.

10.

Entire Agreement. This Amended Agreement, together with related exhibits, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

11.

Successor and Assigns. This Amended Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.

12.

No Third-Party Beneficiaries. This Amended Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Amended Agreement.

13.

Signature Pages. This Amended Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Amended Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amended Agreement as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

ALLEGRO BEAUTY PRODUCTS, INC.	JESSICA NGUYEN LAW
2101 29th STREET	2312 PARK AVENUE, SUITE 158
SAN DIEGO, CALIFORNIA 92104	TUSTIN, CALIFORNIA 92782

By: /s/ Barbara Chardi	By: /s/ Jessica Nguyen
Barbara Chardi, President	Jessica Nguyen, Managing Partner

EXHIBIT A

To AMENDMENT #1

Allegro Beauty Products, Inc. may refer to itself as “ABP,” the “Company,” "we," or "us.”

The Offering

ABP is offering for sale a maximum of 2,750,000 shares of common stock at a fixed price of $0.02 per share. There is no minimum number of shares that must be sold for the offering to close. We will retain all proceeds from the sale of any offered shares. The offering is being conducted on a self-underwritten, direct primary basis, which means our president and chief executive officer, Barbara Chardi, will attempt to sell the shares. This prospectus permits Ms. Chardi to sell the shares directly to the public, with no commission or other remuneration payable to her for any shares she may sell. Ms. Chardi intends to offer the shares to friends, family members and business acquaintances. Intended methods of communication include, but are not limited to, telephone and personal contact. In offering the securities on ABP’s behalf, she will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934 (the “Exchange Act”).

The proceeds from the sale of shares in this offering will be made payable to Jessica Nguyen Law – IOLTA Account, ABP’s escrow agent. Jessica Nguyen Law acts as legal counsel for ABP and therefore may not be considered an independent third party. All subscription agreements and checks for payment of shares (except as to any states that require a statutory cooling-off period or provide for rescission rights) are irrevocable and should be delivered to Jessica Nguyen Law at the address provided in the Subscription Agreement (see Exhibit 99.1). All subscription funds will be held in a noninterest-bearing account until the escrow agent receives a notice in writing evidencing acceptance of a subscription agreement from the Company. ABP’s escrow agent will release all subscribed-to funds to the Company within five (5) business days of receiving written approval and acceptance of the subscription agreements by the Company. . However, the Company may choose to keep the funds in the IOLTA account until the offering is closed provided that the Company informs Jessica Nguyen Law of such election in the written notice evidencing the Company’s approval and acceptance of each subscription agreement.

The Company will deliver stock certificates attributable to the shares of common stock purchased directly by the purchasers within 30 days of the close of the offering or as soon thereafter as practicable.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings (if any), or net worth.

Common stock offered	A maximum of 2,750,000 shares. No minimum number of shares must be sold for the offering to close.

Use of proceeds

ABP will use the majority of the proceeds from the offering to first pay for professional fees and other general expenses attributed to the offering. The total estimated costs of the offering ($30,000) is less than the maximum amount of offering proceeds ($55,000), leaving the Company with $25,000 to use towards nominally fulfilling its business objectives. The Company will need to raise at least $50,000 to $100,000 in additional funding beyond the maximum offering amount. This is required in order for the Company to fulfill its business objectives in a material way. Please refer to the section entitled “Use of Proceeds” for additional details on how offering proceeds will be utilized.

Termination of the offering

The offering will conclude when all 2,750,000 shares of common stock have been sold, or 180 days after this prospectus becomes effective with the Securities and Exchange Commission. ABP’s board of directors may at its discretion extend the offering for an additional 180 days.

Risk factors

The purchase of our common stock involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only and currently no market for our common stock exists. Please refer to the sections entitled “Risk Factors” and “Dilution” before making an investment in our common stock.

Trading market

None. While a market maker has been approached to file a Rule 211 application with the Financial Industry Regulatory Authority (“FINRA”) in order to apply for the inclusion of our common stock in the Over-the-Counter Bulletin Board (“OTCBB”), such efforts may not be successful and our shares may never be quoted and therefore owners of our common stock may not have a market in which to sell their shares. Also, no estimate may be given as to the time that this application process will require.

Even if ABP's common stock is quoted or granted listing, a market for the common shares may never develop.